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                                                                   EXHIBIT 10.37

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 4, 1999, by and between The Chronicle Publishing Company, a Nevada corporation (the "Seller"), and Pulitzer Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns certain assets which it uses to conduct the operations of The Pantagraph, a daily newspaper serving Central Illinois, and Illinois Valley Press, a collection of seven weekly newspapers, one monthly business magazine and one shopper produced for local communities in Central Illinois (collectively, the "Business").

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the assets of the Seller owned, used or held for use by the Seller primarily to conduct the operations of the Business, and in connection therewith, the Purchaser has agreed to assume certain liabilities of the Seller relating to the Business, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the "Asset Purchase").

         WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase, all as more fully set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

             (a) "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

             (b) "Affiliate" means any "affiliate" as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

             (c) "Business" shall have the meaning ascribed to such term in the recitals and shall be deemed to include the Purchased Assets.


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             (d) "Business Day" means any weekday (Monday through Friday) on which commercial banks in San Francisco, California are open for business.

             (e) "Confidentiality Agreement" means the letter agreement between the Seller and the Purchaser, dated as of July 13, 1999.

             (f) "Contract" means any currently enforceable contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

             (g) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, easement, encroachment, lease, license, option, purchase right, any right of a third party, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right) or use or any other contractual limitation of any nature, defect of title, or other encumbrance of any kind or character.

             (h) "Environmental Law" means any Law or Governmental Order pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect on the Closing Date: (i) Clean Air Act (42 U.S.C. ss.7401, et seq.); (ii) Clean Water Act (33 U.S.C. ss.1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. ss.9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. ss.300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. ss.2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. ss.401, et seq.); (viii) Endangered Species Act (16 U.S.C. ss.1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. ss.651, et seq.); and (x) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

             (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

             (j) "GAAP" means generally accepted accounting principles in the United States.

             (k) "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

             (l) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

             (m) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental

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Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum, radon gas and radioactive matter.

             (n) "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

             (o) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

             (p) "Income Tax" means any federal, state, county, provincial, local or foreign income, franchise, business profits or other similar Tax, any estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

             (q) "Intellectual Property" means any (i) United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, and (iii) United States and foreign copyrights, and the registrations and applications for registration thereof.

             (r) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

             (s) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

             (t) "Knowledge of the Seller," "known to the Seller" and phrases of similar import mean, with respect to any matter in question relating to the Business or the Seller, if (i) any executive officer of the Seller, (ii) Donald Skaggs, the Publisher of The Pantagraph, (iii) Barry Winterland, the Chief Financial Officer of The Pantagraph and the General Manager of the Illinois Valley Press, (iv) Dan O'Brien, operations manager, (v) Mike Meece, human resources manager, (vi) Bill Hertter, circulation director, (vii) Mary Keough, advertising director, or (viii) Jan Dennis, director of newsroom operations, has actual knowledge of such matter without obligation of inquiry.

             (u) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

             (v) "Liability" means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable,

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matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

             (w) "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

             (x) "Material Adverse Effect" means any change or effect that is materially adverse to the assets, liabilities, properties, operations, business, condition (financial or otherwise) or results of operations of the Business, except for any such changes or effects resulting from (i) the pendency of the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) regulatory changes, or (iv) changes in conditions generally applicable to the newspaper publishing industry, or in general economic conditions in the geographic regions in which the Business is conducted.

             (y) "NGCL" means the General Corporation Law of the State of Nevada, and any successor statute thereto.

             (z) "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the business, (ii) Encumbrances for Taxes not yet due and payable, and for Taxes being contested in good faith, (iii) except as set forth in subsections
(i) and (ii) of Schedule 4.3, Encumbrances arising out of, under or in connection with this Agreement, (iv) Encumbrances reflected on the Latest Balance Sheet, (v) Encumbrances and imperfections of title the existence of which would not reasonably be expected, to materially detract from the value of, materially interfere with, or otherwise materially affect the use and enjoyment of the property subject thereto or affected thereby, and (vi) solely with respect to Owned Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially detract from the value of the Owned Real Property, interfere with or otherwise affect the continued use and operation of such Owned Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way and other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions imposed by applicable Law.

             (aa) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

             (bb) "Proprietary Rights" means (i) Intellectual Property, (ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing

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and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights, (iv) copies and tangible embodiments thereof (in whatever form or medium), and (v) licenses granting any rights with respect to any of the foregoing.

             (cc) "Seller Documents" means, collectively, the (i) the Grant Deeds, (ii) the Bill of Sale, (iii) the Assignment and Assumption, and (iv) the Assignment of Proprietary Rights.

             (dd) "Subsidiary" means (unless otherwise indicated), with respect to a Person, any other Person in which such Person has a direct or indirect equity or other ownership interest greater than or equal to fifty percent (50%).

             (ee) "Tax" means any federal, state, county, provincial, local or foreign income, franchise, business profits, gross receipts, sales, use, ad valorem, employment, payroll, excise, social security (FICA, OASDI or similar), unemployment, disability, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other tax, fee, levy, duty, assessment or charge of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

             (ff) "Tax Return" means a report, return, refund claim, statement or other information required to be supplied to, or otherwise filed with, a Governmental Authority with respect to any Tax, including any schedule or attachment thereto or any amendment thereof.

         1.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

        Term                                               Section
        ----                                               -------
        Agreement                                          Preamble
        Asset Purchase                                     Recitals
        Asset Transfer Amount                              6.9(g)
        Asset Transfer Date                                6.9(g)
        Assignment and Assumption                          3.2(a)
        Assignment of Proprietary Rights                   3.2(a)
        Assumed Liabilities                                2.2(b)
        Assumed Plans                                      6.9(c)
        Benefit Plan(s)                                    4.11(a)
        Bill of Sale                                       3.2(a)
        Business Contract(s)                               2.1(b)
        Business Employee(s)                               4.9
        Business Insurance Policies                        4.19(a)
        Business License(s)                                2.1(b)


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

        Term                                               Section
        ----                                               -------
        Cash Payment                                       2.3(a)
        Closing                                            3.1
        Closing Date                                       3.1
        Closing Working Capital                            2.3(b)
        Excluded Assets                                    2.1(c)
        Excluded Liabilities                               2.2(c)
        Financial Statements                               4.13(a)
        GCIU Fund                                          6.9(j)
        Grant Deeds                                        3.2(a)
        Indemnified Party                                  9.4
        Indemnifying Party                                 9.4
        Independent Accountant                             2.3(b)
        Latest Balance Sheet                               4.13(a)
        Latest Balance Sheet Date                          4.13(a)
        Leased Assets                                      4.5(a)
        Leased Real Property                               4.5(a)
        Losses                                             9.2
        Material Business Contract(s)                      4.7(a)
        Material Business License(s)                       4.8
        Notice of Disagreement                             2.3(b)
        Owned Real Property                                4.5(a)
        Purchase Price                                     2.3(a)
        Purchased Assets                                   2.1(b)
        Purchaser                                          Preamble
        Purchaser DB Plan                                  6.9(f)
        Purchaser 401(k) Plan                              6.9(d)
        Purchaser Trust                                    6.9(f)
        Seller                                             Preamble
        Seller Articles of Incorporation                   4.1
        Seller Bylaws                                      4.1
        Seller DB Plan                                     6.9(f)
        Seller 401(k) Plan                                 6.9(d)
        Seller Trust                                       6.9(f)
        Short Term Agreement                               4.7(a)
        Statement of Working Capital                       2.3(b)
        Tax Audit                                          6.12
        Termination Date                                   8.1(b)
        Third Party Agreement                              6.1(b)
        Transferred Employees                              6.9(a)
        Transferred Non-Union Employees                    6.9(a)
        Working Capital                                    2.3(b)



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                                  ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Purchased Assets.

             (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all right, title and interest in and to the Purchased Assets (as defined below).

             (b) Definition of Purchased Assets. For all purposes of and under this Agreement, the term "Purchased Assets" shall mean, refer to and include all of the Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by the Seller primarily to conduct the operations of the Business, on the Closing Date, including, without limitation, all right, title and interest of the Seller in and to all real property (including, without limitation, the Owned Real Property set forth in Schedule 4.5(a) hereto), and any leaseholds and sub-leaseholds therein, buildings, structures, improvements, fixtures, furnishings and other fittings thereon, and easements, rights-of-way, and other appurtenances thereto, all tangible personal property (whether or not located on the Seller's premises) including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, automobiles, trucks and other vehicles, inventories of any kind or nature, raw materials and supplies, manufactured and purchased goods, goods in process and finished goods, all accounts, notes and other receivables, all prepaid assets and expenses, and all books, records (other than copies of the Seller's Income Tax Returns), ledgers, files, documents, correspondence, customer, supplier, advertiser, circulation and other lists, invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data, and specifically including, without limitation, the following:

                 (i) Proprietary Rights (including, without limitation, the Intellectual Property set forth in Schedule 4.6(a) hereto), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions and relating primarily to the Business;

                 (ii) Contracts relating primarily to the Business to which the Seller is a party or by which its assets or properties are bound (each, a "Business Contract" and, collectively, "Business Contracts") (including, without limitation, the Material Business Contracts set forth in Schedule 4.7(a) hereto), to the extent transferable by the Seller to the Purchaser, and all rights thereunder;

                 (iii) Licenses owned or possessed by the Seller and relating primarily to the Business (each, a "Business License" and, collectively, "Business Licenses") (including,



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without limitation, the Material Business Licenses set forth in Schedule 4.8 hereto), to the extent transferable by the Seller to the Purchaser, and all rights thereunder;

                 (iv) rights in or to all Assumed Plans, and any and all assets associated with or allocated to Business Employees and former employees of the Business thereunder;

                 (v) any and all refunds of Taxes relating primarily to the Business other than refunds of Income Taxes;

                 (vi) Actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including, without limitation, any such item relating to Taxes other than Income Taxes) relating to the Purchased Assets or the Assumed Liabilities; and

                 (vii) the workers' compensation insurance policy with Third Coast Insurance Company set forth on Schedule 4.19 hereto.

             (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Purchased Assets" shall not mean, refer to or include the following (collectively, the "Excluded Assets"):

                 (i) the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other similar documents relating to the organization, maintenance, and existence of the Seller as a corporation;

                 (ii) all assets, whether real or personal, tangible or intangible, which are owned, used or held for use by the Seller primarily to conduct any business operation or activity other than the Business;

                 (iii) all real and personal property (including, without limitation, all equipment, furniture, fixtures, files, computers, computer software and computer software licenses, supplies and other personal property) used by the corporate and accounting departments of the Seller at its principal executive offices in California;

                 (iv) nontransferable Business Contracts;

                 (v) nontransferable Business Licenses;

                 (vi) rights in or to all Benefit Plans other than Assumed Plans, and all assets associated with such Benefit Plans;

                 (vii) cash and cash equivalents;

                 (viii) any and all refunds of Income Taxes;

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

                 (ix) Actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Income Taxes) relating to the Excluded Assets or the Excluded Liabilities;

                 (x) insurance policies applicable to the Business, other than the workers' compensation insurance policy with Third Coast Insurance Company set forth on Schedule 4.19 hereto, and all refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business (including, without limitation, the Business Insurance Policies set forth in Schedule 4.19 hereto) following the Closing; and

                 (xi) all rights of the Seller under this Agreement, any agreement, certificate, instrument or other document executed and delivered by the Seller or the Purchaser in connection with the transactions contemplated hereby, or any side agreement between the Seller and the Purchaser entered into on or after the date of this Agreement.

         2.2 Assumption of Liabilities.

             (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from the Seller (and therefore pay, perform and discharge), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all of the Assumed Liabilities (as defined below).

             (b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term "Assumed Liabilities" shall mean, refer to and include all Liabilities of the Seller primarily arising out of or relating to the operation of the Business, including, without limitation, the Liabilities set forth below to the extent that such Liabilities arose out of or relate primarily to the operation of the Business or the Purchased Assets, but specifically excluding the Excluded Liabilities (as defined below):

                 (i) Liabilities of the Seller under all Business Contracts (including, without limitation, the Material Business Contracts set forth in Schedule 4.7(a) hereto);

                 (ii) Liabilities of the Seller under all Business Licenses (including, without limitation, the Material Business Licenses), to the extent such Business Licenses are transferable by the Seller to the Purchaser;

                 (iii) Liabilities of the Seller under all Assumed Plans;

                 (iv) Liabilities reflected in the Latest Balance Sheet;

                 (v) Liabilities for Taxes other than Income Taxes of the Seller or of any other Person required to be paid by the Seller pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;



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

                 (vi) Liabilities of the Seller arising out, of or in connection with, any Action (including, without limitation, any Action set forth in Schedule 4.16 hereto), other than Actions brought by or on behalf of any shareholder, officer or director of Seller;

                 (vii) Liabilities of the Seller for any obligation to make severance payments to any Business Employee pursuant to any collective bargaining agreement covering such Business Employee;

                 (viii) Liabilities of the Seller for all accrued vacation and sick time of all Business Employees;

                 (ix) Liabilities of the Seller arising from discharges or releases of Hazardous Materials and other Hazardous Material Activities, violations of Environmental Laws or similar matters to the extent such Liabilities are related to the operations of the Business; and

                 (x) Liabilities under any collective bargaining agreements relating to the Business, including, without limitation, all employee benefit plans or other arrangements required under any collective bargaining agreement or otherwise negotiated with the union that is a party thereto.

             (c) Definition of Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume any Liabilities of the Seller (collectively, the "Excluded Liabilities"). Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "Assumed Liabilities" shall not mean, refer to or include (and, therefore, the "Excluded Liabilities" shall include) the following:

                 (i) Liabilities of the Seller under any Benefit Plan which is not an Assumed Plan;

                 (ii) Liabilities for Income Taxes of the Seller or of any other Person required to be paid by the Seller pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

                 (iii) Liabilities of the Seller in respect of transaction costs payable by the Seller pursuant to Section 6.8 hereof or any other provision of this Agreement;

                 (iv) Liabilities not primarily arising out of or relating to the operation of the Business;

                 (v) Liabilities of the Seller under any Material Business Contract or Material Business License that is not set forth in Schedule 4.7(a) or Schedule 4.8 hereto, respectively, other than those permitted to be incurred pursuant to Section 6.1 hereof and those under which the Purchaser accepts any benefits pursuant to this Agreement and doesn't notify the Seller in writing within thirty (30) calendar days following the Closing that it has rejected such Material Business Contract or Material Business License;



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

                 (vi) Actions brought by or on behalf of any shareholder, officer or director of the Seller;

                 (vii) Actions against the Seller based upon any claims reported as of the Closing Date under Seller's general liability, excess liability or automobile insurance policies to the extent (but only to the extent) that (x) Seller is insured for such claims and actually receives insurance proceeds in respect of such liability, and (y) the Purchaser is unable to enforce such insurance policies with respect to such Actions; and

                 (viii) Liabilities not directly relating to the Business and arising under (A) that certain Agreement and Plan of Merger and Reorganization, dated as of June 28, 1995, by and between The Chronicle Publishing Company, a Nevada corporation incorporated on January 23, 1906, and Tele-Communications, Inc., a Delaware corporation, or (B) that certain Contribution and Assumption Agreement, dated as of March 29, 1996, by and between The Chronicle Publishing Company, a Nevada corporation incorporated on January 23, 1906, and the Seller.

         2.3 Consideration for Purchased Assets.

             (a) Consideration. Subject to Section 2.3(b) hereof, the purchase price (the "Purchase Price") for the Purchased Assets shall be (i) $180 million in cash (the "Cash Payment"), and (ii) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section 2.2 hereof.

             (b) Working Capital Adjustment.

                 (i) For all purposes of and under this Agreement, the term "Working Capital" shall mean (i) the value of the Seller's current assets included within the Purchased Assets, minus (ii) the value of the Seller's current liabilities included within the Assumed Liabilities, each calculated as of the Closing to the extent practicable in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements.

                 (ii) As promptly as practicable, but in any event within ninety
(90) calendar days following the Closing, the Seller shall cause to be prepared and delivered to the Purchaser a statement (the "Statement of Working Capital") setting forth the Working Capital as of the Closing (the "Closing Working Capital").

                 (iii) Subject to Section 2.3(b)(iv) hereof, within forty-five
(45) calendar days following delivery of the Statement of Working Capital pursuant to Section 2.3(b)(ii) hereof, (A) the Seller shall pay to the Purchaser the amount of any negative Closing Working Capital reflected in the Statement of Working Capital, or (B) the Purchaser shall pay to the Seller the amount of any positive Closing Working Capital reflected in the Statement of Working Capital. Any and all payments made pursuant to this Section 2.3(b)(iii) shall be made by wire transfer of immediately available funds to an account designated in writing by the party to receive such payment. Any payment made pursuant to this Section 2.3(b)(iii) shall be deemed to be an adjustment to the Purchase Price.



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                 (iv) If the Purchaser disagrees in good faith with the
Statement of Working Capital, then the Purchaser shall notify the Seller in writing (the "Notice of Disagreement") of such disagreement within forty-five
(45) calendar days following delivery of the Statement of Working Capital. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement described therein. Thereafter, the Seller and the Purchaser shall attempt in good faith to resolve and finally determine the amount of the Closing Working Capital. If the Seller and the Purchaser are unable to resolve the disagreement within thirty (30) calendar days following delivery of the Notice of Disagreement, then the Seller and the Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with the Seller or the Purchaser, or either of their respective Affiliates (the "Independent Accountant"), to resolve the disagreement and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Seller and the Purchaser, within thirty (30) calendar days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the Seller and the Purchaser. The scope of the Independent Accountant's engagement (which will not be an audit) shall be limited to the resolution of the disputed items described in the Notice of Disagreement, and the recalculation, if any, of the Statement of Working Capital in light of such resolution. If an Independent Accountant is engaged pursuant to this Section 2.3(b)(iv), the fees and expenses of the Independent Accountant shall be borne equally by the Seller and the Purchaser. Within ten (10) calendar days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by Section 2.3(b)(iii) hereof shall be made, based on such determination.

             (c) Allocation of Purchase Price. For all purposes (including Tax and financial accounting purposes), (i) the portion of the Purchase Price attributable to those Purchased Assets which are current assets (as characterized in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements) shall be allocated in a manner consistent with the determination of the Closing Working Capital, and (ii) the portion of the Purchase Price attributable to those Purchased Assets which are fixed assets (as characterized in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements) shall be allocated $500,000 to land, $2,000,000 to buildings and $5,000,000 to machinery and equipment (including, without limitation, computer and other office equipment, furniture and vehicles). With respect to the portion of the Purchase Price attributable to those Purchased Assets which are other assets (as characterized in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements), the parties shall, as promptly as practicable following the execution hereof, enter into good-faith negotiations regarding a mutually agreeable allocation of such portion of the Purchase Price. In the event that the parties are unable to agree by November 15, 1999 on an allocation of the portion of the Purchase Price attributable to the other assets which are Purchased Assets, then the parties agree to rely on an appraisal of the other assets which are Purchased Assets by a mutually acceptable independent nationally recognized firm of newspaper valuation experts. The cost of such appraisal shall be borne equally by the parties, shall be obtained no later than December 15, 1999, and shall be conclusive and binding on the parties for purposes of this Section 2.3(c). Notwithstanding any other provision hereof, the allocation of the Purchase Price pursuant to this Section 2.3(c) shall be consistent with Section 1060 of the Internal Revenue Code. The

Purchaser and the Seller (i) shall execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.3(c), (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the IRS. In the event that any Governmental Authority makes or proposes to either party hereto an allocation of the Purchase Price which differs from that agreed upon by the parties pursuant to this Section 2.3(c), the other party hereto shall reasonably cooperate with the contesting party in contesting the Governmental Authority's determination.

         2.4 Further Assurances. At and after the Closing, and without further consideration therefor, (i) the Seller shall execute and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto, and (ii) the Purchaser shall execute and deliver to the Seller such further instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and, to the extent not inconsistent with this Agreement, release the Seller therefrom to the fullest extent permitted under applicable Law.

         2.5 Nontransferable Business Contracts and Business Licenses. To the extent that transfer or assignment hereunder by the Seller to the Purchaser of any Business Contract or Business License is not permitted or is not permitted without the consent of another Person (each such Business Contract and Business License that is a Material Business Contract and Material Business License being set forth in Schedule 2.5 hereto), this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The Seller shall use all commercially reasonable efforts to obtain any and all such third party consents under all Material Business Contracts and Material Business Licenses; provided, however, that the Seller shall not be required to pay or incur any cost or expense to obtain any third party consent that the Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Material Business Contract or Material Business License. If any such third party consent is not obtained before the Closing, the Seller shall cooperate with the Purchaser in any reasonable arrangement designed to provide to the Purchaser after the Closing the benefits under the applicable Business Contract or Business License.


                                  ARTICLE III.
                                  THE CLOSING

         3.1 The Closing. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., California time, on the later of (i) January 5, 2000, or (ii) a date to be designated by the Seller and the Purchaser, which date shall be no later than the second (2nd) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in
Article VII hereof (the "Closing Date"), at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, unless another time, date or place is mutually agreed upon in writing by the Seller and the Purchaser.

         3.2 Closing Deliveries of the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of the Seller by a duly authorized officer thereof, in order to effect the transfer of the Purchased Assets to the Purchaser pursuant to Section 2.1 hereof:

             (a) Instruments of Transfer and Assignment.

                 (i) A grant deed or deeds, as the case may be, in substantially the form attached hereto as Exhibit A (the "Grant Deeds"), conveying good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, together with appropriate certificates of occupancy, to the extent applicable, with respect to the Owned Real Property (it being expressly acknowledged and agreed that the Seller and the Purchaser shall share equally in the cost of obtaining policies insuring title to the Owned Real Property for the benefit of the Purchaser);

                 (ii) a Bill of Sale substantially in the form attached hereto as Exhibit B (the "Bill of Sale") conveying good title, free and clear of all Encumbrances other than Permitted Encumbrances, to the tangible personal property set forth on Schedule A to the Bill of Sale;

                 (iii) an Instrument of Assignment and Assumption substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption");

                 (iv) an Assignment of Proprietary Rights substantially in the form attached hereto as Exhibit D (the "Assignment of Proprietary Rights");

                 (v) copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all in a form reasonably satisfactory to counsel for the Purchaser;

                 (vi) copies of all requisite Licenses, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby to be obtained by the Seller which are necessary to effect the valid transfer and assignment of the Purchased Assets to the Purchaser pursuant to this Agreement and to otherwise consummate the transactions contemplated hereby, and those consents, approvals or waivers from third parties (i) under Business Contracts and Business Licenses that are obtained prior to Closing, (ii) as set forth under subsections (i) and (ii) of Schedule 4.3 hereto, and (iii) which are necessary to effect the valid transfer and assignment of the Purchased Assets (but other than consents, approvals or waivers under Business Contracts and Business Licenses) to the Purchaser pursuant to this Agreement and to otherwise consummate the transactions contemplated hereby; and

                 (vii) all other instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto.

             (b) Closing Certificates and Other Documents.

                 (i) An officer's certificate substantially in the form attached hereto as Exhibit E;

                 (ii) a secretary's certificate substantially in the form attached hereto as Exhibit F;

                 (iii) a certificate of the Seller certifying as to its non-foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code;

                 (iv) waivers, in form and substance reasonably satisfactory to the Purchaser, duly executed by each of the lenders described in Schedule 4.3 hereto pursuant to which each such lender (x) consents to the performance of the Seller's obligations hereunder and the consummation of the transactions contemplated hereby, and (y) waives any conflict with, breach or other violation of, either of the agreements set forth in Schedule 4.3 hereto which may result from the performance of the Seller's obligations hereunder or the consummation of the transactions contemplated hereby; and

                 (v) any other documents and instruments relating to the existence of the Seller, and the authority of the Seller to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby reasonably requested by the Purchaser, all in form and substance reasonably satisfactory to the Purchaser.

             (c) Legal Opinions.

                 (i) A legal opinion of Latham & Watkins, outside counsel for the Seller, substantially in the form attached hereto as Exhibit G; and

                 (ii) a legal opinion of W. Ronald Ingram, general counsel of the Seller, substantially in the form attached hereto as Exhibit H.

         3.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Purchased Assets and effect the assumption of all Assumed Liabilities from the Seller pursuant to Section 2.2 hereof:

             (a) Cash Payment. An amount in cash equal to the Cash Payment, which shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to the Closing Date.

             (b) Instruments of Assumption.

                 (i) The Bill of Sale;

                 (ii) the Assignment and Assumption;

                 (iii) the Assignment of Proprietary Rights; and

                 (iv) all other instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and, to the extent not inconsistent with this Agreement, release the Seller therefrom to the fullest extent permitted under applicable Law.

             (c) Closing Certificates and Other Documents.

                 (i) An officer's certificate substantially in the form attached hereto as Exhibit I;

                 (ii) a secretary's certificate substantially in the form attached hereto as Exhibit J; and

                 (iii) any other documents and instruments relating to the existence of Purchaser, and the authority of the Purchaser to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby reasonably requested by the Seller, all in form and substance reasonably satisfactory to the Seller.

             (d) Legal Opinion. A legal opinion of Fulbright & Jaworski, LLP outside counsel for the Purchaser, substantially in the form attached hereto as Exhibit K.


                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it, and to conduct the Business as presently conducted by the Seller. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the

Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification or licensing necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. True and complete copies of the Articles of Incorporation (the "Seller Articles of Incorporation") and Bylaws (the "Seller Bylaws") of the Seller, each as amended and in effect as of the date of this Agreement, have been made available to the Purchaser and its agents and representatives.

         4.2 Authority. The Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the Seller Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Seller Documents by the Seller at the Closing and, assuming the due authorization, execution and delivery of the Assignment and Assumption by the Purchaser, each of the Seller Documents will constitute a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
4.4 hereto have been made, and except as set forth in Schedule 4.3 hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the Purchased Assets pursuant to, or require the Seller to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (i) the Seller Articles of Incorporation or the Seller Bylaws, (ii) any material Contract to which the Seller is a party or by which any of the Purchased Assets is bound, or (iii) any Law applicable to the Seller or any of the Purchased Assets, or any Governmental Order issued by a Governmental Authority by which the Seller or any of the Purchased Assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, have a Material Adverse Effect.

         4.4 Government Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the sale and transfer of the Purchased Assets and transferable Business Licenses to the Purchaser, except (i) as set forth in Schedule 4.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.5 Tangible Property.

             (a) Schedule 4.5(a) hereto contains a true, correct and complete list of the following to the extent owned, used or held for use by the Seller primarily to conduct the operations of the Business: (i) each parcel of real property owned, as of the date hereof, by the Seller ("Owned Real Property"),
(ii) each parcel of real property leased from or to a third party, as of the date hereof, by the Seller ("Leased Real Property"), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof, and (iii) all fixed assets owned or leased by the Seller, as reflected in the Seller's schedule of fixed assets prepared in the ordinary course of business as of the date set forth therein. Except as set forth in Schedule 4.5(a) hereto, the Seller does not own, or have a contractual obligation to purchase or otherwise acquire any material interest in, any parcel of real property which would be used or held for use primarily in the operation of the Business. All of the tangible assets and properties used by the Seller pursuant to a lease or license included among the Purchased Assets shall be referred to herein, collectively, as "Leased Assets."

             (b) The Seller has good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth on Schedule 4.5(b) hereto. The Seller has good title to all of the tangible personal Purchased Assets purported to be owned by the Seller, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth on Schedule 4.5(b) hereto.

         4.6 Intellectual Property and Proprietary Rights.

             (a) Schedule 4.6(a) hereto contains a true, correct and complete list of all material Intellectual Property owned by the Seller as of the date hereof, to the extent such Intellectual Property is related primarily to the operations of the Business. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in
Schedule 4.6(a) hereto has been made available to the Purchaser and its agents and representatives.

             (b) Except as set forth on Schedule 4.6(b) hereto, the Seller owns or has a valid right to use all Proprietary Rights used by the Seller to conduct the operations of the Business as currently conducted by the Seller (including, without limitation, the Intellectual Property set forth in Schedule 4.6(a) hereto) without infringing upon the rights of any other Person, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Seller, no other Person is infringing upon the rights of the Seller in or to any of the Intellectual Property set forth in Schedule 4.6(a) hereto, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.7 Business Contracts.

             (a) Schedule 4.7(a) hereto contains a list of each Business Contract (whether written or oral and including all amendments thereto) to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound as of the date hereof, which is material to the Business, the Purchased Assets or the Assumed Liabilities (each, a "Material Business Contract" and, collectively, the "Material Business Contracts"), including, without limitation, the following: (i) leases relating to all Leased Real Property; (ii) capital or operating leases or conditional sales agreements relating to any Purchased Assets (other than Short Term Agreements), in each case involving monthly payments in excess of $5,000; (iii) noncompetition or other agreements restricting the ability of the Seller to engage in the Business in any location;
(iv) employment, consulting, separation, collective bargaining or other labor agreements; and (v) agreements under which the Seller is obligated to indemnify, or entitled to indemnification from, any other Person, other than any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement. For purposes of this Agreement, any Short Term Agreement or any Business Contract to which the Seller is a party and which obligates the Seller to pay less than $100,000 in annual payments shall be deemed not to be a Material Business Contract, and any Business Contract (other than Short Term Agreements) to which the Seller is a party and which obligates the Seller to pay more than $100,000 in annual payments shall be deemed to be a Material Business Contract. For all purposes of and under this Agreement, the term "Short Term Agreement" shall mean an agreement entered into in the ordinary course of business that is terminable by the Seller upon ninety (90) days or less notice without penalty.

             (b) The Seller has made available to the Purchaser and its agents and representatives a copy of each written Material Business Contract and a written summary of each oral Material Business Contract. Except as set forth in Schedule 4.7(b) hereto,
(i) each Material Business Contract is in full force and effect and represents a valid, binding and enforceable obligation of the Seller in accordance with the respective terms thereof and, to the knowledge of the Seller, represents a valid, binding and enforceable obligation of each of the other parties thereto; and (ii) there exists no material breach or material default (or event that with notice or the lapse of time, or both, would constitute a material breach or material default) on the part of the Seller or, to the knowledge of the Seller, on the part of any other party under any Material Business Contract, in any case which has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.8 Business Licenses. The Seller owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct the Business as conducted by the Seller as of the date hereof, except for such Licenses which the failure to obtain or possess would not, individually or in the aggregate, have a Material Adverse Effect (each, a "Material Business License" and, collectively, the "Material Business Licenses"). Schedule 4.8 hereto contains a list of all Material Business Licenses in effect as of the date hereof. No loss or expiration of any Material Business License is pending or, to the knowledge of the Seller, threatened, other than the expiration of any Material Business Licenses in accordance with the terms thereof which may be renewed in the ordinary course of business.

         4.9 Business Employees. Schedule 4.9 hereto contains a true, correct and complete list of all employees of the Seller who, as of the date of this Agreement, have employment duties principally related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating date of employment, current title and compensation. Each employee set forth in Schedule 4.9 hereto who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to work primarily in the Business following the date hereof and prior to the Closing who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as a "Business Employee" and, collectively, as "Business Employees."

         4.10 Tax Matters.

     (a) With respect to Taxes, other than Income Taxes, relating to the Business, (i) the Seller has filed all material Tax Returns which it has been required to file (taking into account all extensions) through and including the date hereof, and all such Tax Returns were properly and accurately compiled and completed, fairly presented the information purported to be shown therein and correctly reflected all of the Seller's Liabilities for Taxes for the periods covered by such Tax Returns in all material respects, (ii) all material Taxes owed by the Seller (whether or not shown on any Tax Return) have been fully and timely paid and (iii) except as set forth in Schedule 4.10 hereto, there is not currently pending any dispute or claim concerning any Tax Liability of the Seller either claimed or raised by any Governmental Authority in writing or of which the Seller has knowledge. There are no liens on any of the Purchased Assets which arose in connection with any failure (or alleged failure) by the Seller to pay any Taxes, other than Taxes which are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Latest Balance Sheet.

             (b) The Seller has made available to the Purchaser correct and complete copies of all Tax Returns (other than Income Tax Returns) related to the Business filed by, and all examination reports and statements of deficiencies in Taxes (other than Income Taxes) related to the Business assessed against or agreed to by, the Seller since January 1, 1994. Except as otherwise set forth in Schedule 4.10 hereto, the Seller has not waived any statute of limitations in respect of the assessment and collection of Taxes (other than Income Taxes) or agreed to any extension of time with respect to a Tax (other than Income Tax) assessment or deficiency. The Seller is not currently the beneficiary of any extension of time within which to file any Tax (other than an Income Tax) Return.

         4.11 Employee Benefit Plans.

             (a) Schedule 4.11(a) hereto contains a true, correct and complete list of each employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA), which the Seller sponsors, maintains, has any obligation to contribute to, has Liability under or is otherwise a party to as of the date hereof, and which covers or otherwise provides benefits to any Business Employees or former Business Employees (or their dependents and beneficiaries) (with respect to their relationship with the Business) (each, a "Benefit Plan" and, collectively, the "Benefit Plans").

             (b) Except as set forth in Schedule 4.11(b) hereto:

                 (i) each of the Assumed Plans, the Seller 401(k) Plan and the Seller DB Plan presently complies and has been operated in compliance in all material respects with its terms and all applicable Laws, including, without limitation, all tax rules for which favorable tax treatment is intended;

                 (ii) each of the Assumed Plans, the Seller 401(k) Plan and the Seller DB Plan which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and, to the knowledge of the Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Assumed Plan;

                 (iii) with respect to each of the Assumed Plans, the Seller 401(k) Plan and the Seller DB Plan, true, correct, and complete copies of the applicable following documents have been made available to the Purchaser and its agents and representatives: (A) all current plan documents and related trust documents, and any amendments thereto; (B) Forms 5500, financial statements, and actuarial reports for the most recent plan year; (D) the most recently issued IRS determination letter; and (d) summary plan descriptions; and

                 (iv) neither the Seller, nor any entity required to be aggregated with the Seller or any Subsidiary thereof (as defined under Sections 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code or Section 4001 of ERISA) has incurred any withdrawal liability that has not been satisfied with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

             (c) Except as set forth in Schedule 4.11(c) hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, does not and will not result in the acceleration or creation of any rights or benefits of any current or former Business Employee (or other current or former service provider to the Business) that would not have been required but for the transactions contemplated by this Agreement.

         4.12 Sufficiency of Purchased Assets.

                 (a) The Purchased Assets (including the licenses or leasehold interests in or relating to the Leased Assets) constitute all of the assets, properties and rights necessary for the conduct of the Business by the Seller in a manner consistent with past practice.

                 (b) The Owned Real Property and tangible personal property included in the Purchased Assets or the Leased Assets are in good condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, except for tangible personal property that is obsolete and no longer used in the Business.

         4.13 Financial Statements.

                 (a) Attached to Schedule 4.13(a) hereto is a true, correct and complete copy of the following financial statements (collectively, the "Financial Statements"): (i) the unaudited statement of assets and liabilities of the Business (the "Latest Balance Sheet") as of July 31, 1999 (the "Latest Balance Sheet Date"), and the related unaudited statements of revenues and expenses for the seven (7) month period then ended, and (ii) the unaudited statement of assets and liabilities of the Business as of December 31, 1998, and the related unaudited statements of revenues and expenses for the year then ended. Each of the Financial Statements is derived from the books and records of the Seller (which are accurate and complete in all material respects) and the audited consolidated financial statements of the Seller (which were prepared in accordance with GAAP), and fairly present, in all material respects, the assets and the Liabilities of the Seller that primarily relate to, or primarily arise out of, the Business as of the respective dates thereof, and the results of operations of the Business for the respective periods then ended.

                 (b) Except as set forth in Schedule 4.13(b) hereto, no reserves or other Liabilities attributable to the Business were recorded in the consolidated financial statements of the Seller as of July 31, 1999 and December 31, 1998, respectively, that are not reflected in the Financial Statements.

         4.14 No Undisclosed Liabilities. The Seller has no Liabilities that are attributable to the Business other than (i) the Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business and consistent with past practices after the Latest Balance Sheet Date, none of which is material to the assets, properties, business, results of operations or condition (financial or otherwise) of the Business, (iii) Liabilities set forth in Schedule 4.14 hereto, and (iv) Liabilities that have not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.15 Subsidiaries and Investments. The Seller does not have any Subsidiaries, and does not own any direct or indirect equity or debt interest in any other Person, including, without limitation, any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest, in any case which Subsidiary, interest or other Person relates primarily to the Business.

         4.16 Litigation; Governmental Orders.

             (a) Except as set forth in Schedule 4.16 hereto, as of the date hereof, there are no pending or, to the knowledge of the Seller, threatened Actions by any Person or Governmental Authority against or relating to the Seller with respect to the Business or any Assumed Plan or, to the knowledge of the Seller, any current or former employees (in their capacity as such) of the Seller, or to which any of the Purchased Assets are subject, other than those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

             (b) The Seller is not subject to or bound by any Governmental Order other than those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.17 Compliance with Laws. Except as set forth in Schedule 4.17 hereto, to the knowledge of the Seller, the Seller is in compliance with, and the Seller has never received any claim or notice that it is not in compliance with, each Law or Governmental Order applicable to the Business, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.18 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Hazardous Material is present at any of the Owned Real Property or Leased Real Property in violation of any applicable Environmental Law, (ii) during the course of its operation of the Business, the Seller has not engaged in any Hazardous Materials Activity in violation of any applicable Environmental Law,
(iii) as of the date hereof, no Action is pending or, to the knowledge of the Seller, has been threatened in writing against the Seller concerning any of the Owned Real Property or Leased Real Property, or any of the Hazardous Materials Activities of the Seller taken during the course of its operation of the Business, (iv) the Seller has operated the Business in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related Governmental Orders, and (v) all Licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operation of the Business have been obtained and are in full force and effect.

         4.19 Insurance.

             (a) Schedule 4.19 hereto contains a true, correct and complete list (specifying the insurer, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, and other insurance held by or on behalf of the Seller with respect to the Business as of the date hereof ("Business Insurance Policies").

             (b) All of the Business Insurance Policies are in full force and effect. The Seller is not in default with respect to any material provision contained in any such Business Insurance Policy, nor has the Seller failed to give any notice or present any claim under any such Business Insurance Policy in due and timely fashion. The Seller has not received any notice of cancellation or non-renewal of any such Business Insurance Policy. The Seller has not received any notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage under the Business Insurance Policies will not be available in the future on substantially the same terms as now in effect.

             (c) All of the Business Insurance Policies in the name of the Seller with respect to libel (all of which are identified on Schedule 4.19) will be in full force and effect, and enforceable by the Purchaser, following the consummation of the transactions contemplated by this Agreement in respect of all reported or unreported libel claims arising out of occurrences prior to the Closing.

             (d) Seller will maintain all of the Business Insurance Policies set forth on Schedule 4.19 hereto, and the workers' compensation insurance policy referenced in Section 2.2(b)(vii) hereof, in full force and effect through and including the Closing Date in respect of all matters occurring prior to the Closing.

         4.20 Transactions with Affiliates. Except as set forth in Schedule 4.20 hereto, since January 1, 1999, no shareholder, officer, director or employee of the Seller or any of its Affiliates, or any immediate family member of any of the foregoing, has (a) borrowed money from, or loaned money to, the Business which remains outstanding, (b) except as set forth in Schedule 4.11(a) hereto, any contractual or other claim, express or implied, of any kind whatsoever against the Business, (c) any interest in any of the Purchased Assets, or (d) engaged in any other transaction with the Business other than in such person's capacity as an employee, officer or director of the Seller.

         4.21 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment, other than Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses shall be borne by the Seller.

         4.22 Absence of Certain Changes. Except as contemplated by, or disclosed in, this Agreement, since July 31, 1999, there has been no change or effect in the assets, properties, operations, liabilities, business, condition (financial or otherwise) or results of operations of the Business, that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         4.23 Year 2000. The Seller has made available to the Purchaser and its agents and representatives disclosure regarding the Business's state of readiness, remediation plans and related expenditures relating to what is commonly referred to as the "Year 2000 problem," and such disclosure is true, correct and complete in all material respects.


                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         5.2 Authority. The Purchaser has all requisite corporate power and authority to enter into and deliver this Agreement and the Assignment and Assumption, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Assignment and Assumption by the Purchaser at the Closing and, assuming the due authorization, execution and delivery thereof by the Seller, the Assignment and Assumption will constitute a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 No Violation. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule 4.4 hereto have been made, and except as set forth in Schedule 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of assets or properties of the Purchaser pursuant to, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (i) the organizational documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not, in any individual case, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

         5.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including, without limitation, the assumption of the Assumed Liabilities from the Seller, except (i) as set forth in Schedule 4.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

         5.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

                                  ARTICLE VI.
                            COVENANTS AND AGREEMENTS

         6.1 Conduct of Business.

             (a) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in Schedule 6.1 hereto, the Seller shall (i) conduct the operations of the Business in the ordinary course of business and consistent with past practices, (ii) use commercially reasonable efforts to preserve intact the goodwill of the Business and the current relationships of the Seller with its officers, employees, customers, advertisers, suppliers and others with significant and recurring business dealings with the Business, (iii) use commercially reasonable efforts to maintain all Business Insurance Policies and all Business Licenses that are necessary for the Seller to carry on the Business in the manner conducted by the Seller as of the date hereof, (iv) maintain the books of account and records of the Business in the usual, regular and ordinary manner and consistent with past practices, and (v) not take any action that would result in a breach of or inaccuracy in (in each case as of the Closing) any of the representations and warranties of the Seller contained in Article IV hereof.

             (b) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise set forth in Schedule 6.1 hereto, the Seller shall not agree to, take, or cause to be taken, any of the following actions to the extent such actions relate primarily to the Business:

                 (i) merge with or into, or consolidate with, any other Person; provided, however, that nothing in this Section 6.1(b)(i) shall prohibit or otherwise restrain the Seller from entering into an agreement with another Person to merge with or into, or consolidate with, such Person (hereinafter, a "Third Party Agreement") as long as (A) neither the Business nor the Purchased Assets, in whole or in part, are transferred pursuant to such Third Party Agreement, and (B) such Third Party Agreement does not prevent or interfere with the consummation of the transactions contemplated hereby.

                 (ii) change or agree to rearrange in any material respect the character of the Business;

                 (iii) (A) except as set forth on Schedule 6.9(b) hereto, adopt, enter into or amend any arrangement which is, or would be, an Assumed Plan unless otherwise required by applicable Law or this Agreement, or (B) make any change in any actuarial methods or assumptions used in funding any Assumed Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

                 (iv) knowingly waive any right of material value;

                 (v) make any change in the accounting methods or practices of the Seller, or make any changes in depreciation or amortization policies or rates adopted by the Seller;

                 (vi) make any material write down of inventory or material write off as uncollectible of accounts receivable;

                 (vii) increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same, other than increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business consistent with past practice, and those required by any existing Contract or Law;

                 (viii) enter into any transactions with any of its shareholders, officers, directors or employees or their immediate family members, or any Affiliate of any of the foregoing, other than employment arrangements made in the ordinary course of business consistent with past practice;

                 (ix) except as set forth on Schedule 6.9(b) hereto, make any payment or commitment to pay any severance or termination pay to any Business Employee or any independent contractor, consultant, agent or other representative of the Business, other than payments or commitments to pay such Business Employees in the ordinary course of business consistent with past practice;

                 (x) (A) other than office leases entered into in the ordinary course of business, enter into any real property lease (as lessor or lessee);
(B) sell, abandon or make any other disposition of any of the assets or properties of the Seller other than in the ordinary course of business consistent with past practice; or (C) grant or incur any Encumbrance on any of the assets or properties of the Seller other than Permitted Encumbrances;

                 (xi) except in the ordinary course of business and consistent with past practices and except for Excluded Liabilities, incur or assume any debt, obligation or Liability;

                 (xii) make any acquisition of all or any part of the capital stock or all or substantially all of the assets, properties or business of any other Person;

                 (xiii) pay, directly or indirectly, any of its Liabilities before the same become due in accordance with its terms or otherwise than in the ordinary course of business and consistent with past practices; or

                 (xiv) enter into any commitments to make capital expenditures payable after the Closing in an aggregate amount exceeding $100,000; or

                 (xv) fail to pay and perform any of its debts, obligations and Liabilities as and when due and any leases, agreements, Contracts and other commitments to which it is a party in accordance with the terms and provisions thereof.

             (c) Notwithstanding anything to the contrary set forth in this
Section 6.1 or elsewhere in this Agreement, the Seller shall be permitted, without obtaining the consent or other approval of the Purchaser, to enter into, perform its obligations under, and consummate the transactions contemplated by, any existing or new agreements or other arrangements pursuant to which the Seller shall sell, transfer or otherwise dispose of any of its assets other than the Purchased Assets, it being expressly acknowledged and agreed by each of the parties hereto that the foregoing shall include the right to distribute the proceeds from any such sale, transfer or other disposition to the shareholders of the Seller without obtaining the consent or other approval of the Purchaser; provided, however, that the performance by the Seller of its rights under this
Section 6.1(c) shall not prevent or interfere with the performance of the Seller's obligations under this Agreement or the consummation of the transactions contemplated hereby.

         6.2 Access and Information. Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, the Seller shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to all Business Employees, assets and properties and all relevant books, records and documents of or relating to the Business and the Purchased Assets, and shall furnish to the Purchaser such information and data, financial records and other documents relating to the Business and the Purchased Assets as the Purchaser may reasonably request. The Seller shall permit the Purchaser and its agents and representatives reasonable access to the Seller's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by the Purchaser during the course of any investigation conducted pursuant to this Section 6.2, and shall use all commercially reasonable efforts to cause such Persons to cooperate with the Purchaser and its agents and representatives in such consultations and in verifying such information. Without limiting the generality of the foregoing, the Seller (i) shall cooperate with and permit the Purchaser or its agents or representatives, at the Purchaser's expense, to conduct or cause to be conducted (A) a review and audit of the financial statements of the Business for the year ended December 31, 1998 and for the nine month period ended September 30, 1999, and (B) all real property investigations, assessments and environmental due diligence (including, without limitation, Phase I and Phase II environmental studies (provided, however, that Purchaser shall not commence any Phase II study without reasonable prior notification and good faith consultation with Seller on matters including the timing, scope and duration of any such Phase II study) and review of appropriate environmental records), and (ii) discuss the preparation of the year 2000 budget for the Business with the Purchaser.

         6.3 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to
Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement; provided, however, that on and after the Closing Date, the Purchaser and its officers, employees, agents or representatives shall be entitled to disclose information relating to the Business.

         6.4 Further Actions.

             (a) Upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, the terms of Section 6.4(b) hereof), the Seller and the Purchaser shall each use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

             (b) Without limiting the generality of the foregoing, the Seller and the Purchaser hereby agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and to file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof. The Seller and the Purchaser shall each thereafter use its respective commercially reasonable best efforts to complete as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. The Purchaser and the Seller hereby further agree to use their respective commercially reasonable best efforts to (i) obtain any governmental clearances required for consummation of the transactions contemplated hereby, (ii) respond to any government request for information, (iii) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all reasonable legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and
(iv) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant Governmental Authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date.

         6.5 Fulfillment of Conditions by the Seller. The Seller shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Seller in Article IV hereof to fail to be true and correct as of the Closing in all material respects. The Seller shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Purchaser's obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.

         6.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Purchaser in Article V hereof to fail to be true and correct as of the Closing in all material respects. The Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of the Seller to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof.

         6.7 Publicity. The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Seller nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

         6.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.5 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.20 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the Seller and the Purchaser shall share equally any transfer Taxes (including stock transfer, sales, use and deed Taxes, but excluding Income Taxes) or refunds thereof and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement. The Seller and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement.

         6.9 Employees and Employee Benefit Matters.

             (a) The Purchaser shall offer employment as of the Closing Date to all Business Employees. As of the Closing Date, the Purchaser shall employ each Business Employee whose employment is not covered by a collective bargaining agreement and who accepts the Purchaser's offer of employment ("Transferred Non-Union Employees") at a salary, on terms and conditions (and with employee benefits (including without limitation, benefits of the type described in Section 3(1) of ERISA)) that are substantially as favorable in the aggregate, as those provided by the Seller (or its Affiliates) immediately before the execution hereof. The Purchaser shall provide each Transferred Non-Union Employee credit for years of service with the Seller or any Affiliate of the Seller prior to the Closing for (A) the purpose of eligibility and vesting under the Purchaser's health, vacation and other employee benefit plans (including, without limitation, the Purchaser 401(k) Plan and the Purchaser DB Plan), and
(B) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of the Purchaser, and shall cause to be credited to any deductible out-of-pocket expenses under any health plans of the Purchaser any deductibles or out-of-pocket expenses incurred by Transferred Non-Union Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of the Purchaser. Notwithstanding any other provision of this Agreement, Business Employees that become employed by the Purchaser as of the Closing who are covered by a collective bargaining agreement on and after the Closing (collectively with the Transferred Non-Union Employees, the "Transferred Employees") shall receive benefits in accordance with the terms of such collective bargaining agreement.

             (b) Effective at the Closing Date, the Purchaser shall assume the severance arrangements set forth in Schedule 6.9(b) hereto; provided, however, that the Purchaser shall have no liability under such severance arrangements with respect to terminations of employment occurring before the Closing.

             (c) Effective on the Closing Date, the Purchaser shall assume the Seller's obligations, duties and Liabilities to provide benefits under, and the Seller shall assign, all Benefit Plans (including all related assets and funding vehicles) sponsored, established and maintained by the Seller solely for the benefit of Business Employees as are set forth in Schedule 6.9(c) hereto (the "Assumed Plans") and any other arrangement described in Section 6.1(b)(iii) hereof that is adopted by the Seller before the Closing with the prior written consent of the Purchaser. The Seller shall have no Liability with respect to the Assumed Plans following the Closing Date.

             (d) Effective as of the Closing Date, the Seller shall cause each Business Employee to have a fully nonforfeitable right to such employee's account balances, if any, under The Tax Deferred Investment Plan of The Chronicle Publishing Company (the "Seller 401(k) Plan"). Effective as of the Closing Date, the Purchaser shall establish or shall extend coverage to each Transferred Employee under a defined contribution individual account plan (the "Purchaser 401(k) Plan") qualified pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code to the extent the Transferred Employee has satisfied the requirements for participation therein.

             (e) As soon as practicable after the Closing Date, the Seller shall cause the trustee of the Seller 401(k) Plan to transfer in the form of cash (or such other form as may be agreed upon by the Seller and the Purchaser) the full account balances of the Transferred Employees in such plan, reduced by any necessary benefit, distribution or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by the Purchaser under the trust agreement forming a part of the Purchaser 401(k) Plan. The aggregate account balances of Transferred Employees under the Seller 401(k) Plan transferred by the trustee of the Seller 401(k) Plan to the trustee of the Purchaser 401(k) Plan shall be increased (or decreased) by the Seller by the amount of any actual earnings (or losses) on each account included therein from the Closing Date to the date of transfer to the Purchaser 401(k) Plan and such earnings (or losses) shall be credited (or debited) to the appropriate accounts. Following the transfer of account balances to the Purchaser 401(k) Plan as described herein, neither the Seller nor the Seller 401(k) Plan and the related trust shall have any obligation or Liability with respect to the benefits and entitlements accrued under the Seller 401(k) Plan in respect of Transferred Employees whose account balances are transferred to the Purchaser 401(k) Plan pursuant hereto. The Purchaser shall reasonably cooperate to effectuate the foregoing.

             (f) Not later than ninety (90) days following the date hereof (but in no event less than thirty (30) days before the Closing Date), the Seller may elect to transfer assets and Liabilities of The Pension Plan of The Chronicle Publishing Company (the "Seller DB Plan") attributable to the Business Employees and the former employees of the Business as of the Closing Date. The Seller shall promptly notify the Purchaser of its election under this Section 6.9(f). To the extent the Seller elects such a transfer of assets and Liabilities, effective as of the Closing Date, the Seller shall cause the Seller DB Plan and the trust established pursuant to the Seller DB Plan (the "Seller Trust") to transfer to a defined benefit pension plan qualified pursuant to Section 401(a) of the Internal Revenue Code (the "Purchaser DB Plan") and the trust established pursuant to the Seller DB Plan (the "Purchaser Trust") maintained or sponsored by the Purchaser, the Liabilities of the Seller DB Plan attributable to the accrued benefits of the Business Employees and former Employees of the Business under the Seller DB Plan as of the Closing Date, subject to the transfer of assets from the Seller Trust to the Purchaser Trust in accordance with Section 6.9(g) hereof. The Purchaser DB Plan shall provide to each Business Employee all of his or her benefits accrued under the Seller DB Plan as of the Closing Date. The accrued benefits required to be provided to Business Employees and former employees of the Business under the Purchaser DB Plan shall be determined under the terms of the Seller DB Plan as in effect immediately prior to the Closing Date (provided that no improvements thereto shall be made after the date hereof), including the terms of the early retirement benefits, retirement type subsidies, optional forms of benefit and all other protected benefits described in Section 204(g) of ERISA, Section 411(d)(6) of the Internal Revenue Code and Treasury Regulation Section 1.411(d)-4. The Purchaser shall reasonably cooperate to effectuate the foregoing.

             (g) Prior to the Closing Date, the Seller shall designate the date (the "Asset Transfer Date") on which assets of the Seller Trust shall be transferred to the Purchaser Trust in connection with the transfer of Liabilities pursuant to Section 6.9(f) hereof, and shall notify the Purchaser thereof. The Asset Transfer Date shall be as soon as practicable but no later than one (1) year following the Closing Date. Not less than one hundred and twenty (120) days before the Asset Transfer Date, the enrolled actuary for the Seller DB Plan, subject to review by the enrolled actuary for the Purchaser DB Plan, shall calculate the amount of assets to be transferred from the Seller Trust to the Purchaser Trust (the "Asset Transfer Amount") that would have been sufficient to satisfy the requirements of Sections 401(a)(12) and 414(l) of the Internal Revenue Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA as of the Closing Date with respect to the transfer of the Liabilities of the Seller DB Plan attributable to the accrued benefits of the Business Employees and former employees of the Business as of the Closing Date in accordance with Section 6.9(f) hereof.

             (h) On the Asset Transfer Date, the Seller shall cause the Seller Trust to transfer to the Purchaser Trust, and the Purchaser shall cause the Purchaser Trust to accept from the Seller Trust, assets in the form of cash (or such other form as may be agreed by the Seller and the Purchaser) in an amount equal to the Asset Transfer Amount, plus interest from the Closing Date to the Asset Transfer Date, less benefits paid to the Business Employees by the Seller DB Plan on or after the Closing Date with interest (such interest to be determined using an interest rate of seven percent (7%)). In no event shall any transfers take place which are not in accordance with all applicable laws, including without limitation, Sections 401(a)(12) and 414(l) of the Internal Revenue Code.

             (i) The Seller shall cause the administrator of the Seller 401(k) Plan and the administrator of the Seller DB Plan, and the Purchaser shall cause the administrator of the Purchaser 401(k) Plan and the administrator of the Purchaser DB Plan, to timely make such filings as are required under ERISA, the Internal Revenue Code or any applicable Laws with respect to the transfer of account balances, assets or Liabilities described in this Section 6.9, including any required filings on Form 5310-A.

             (j) Prior to the Closing, the Purchaser and the Seller will take such actions as are necessary so that Section 4204 of ERISA will apply with respect to the GCIU - Employer Retirement Fund (the "GCIU Fund") as it relates to Business Employees or former employees of the Business and shall enter into such further agreements, including an agreement substantially in the form set forth on Exhibit L hereto, it being understood that any potential economic exposure to the Purchaser is not material. Notwithstanding the foregoing, the Purchaser and the Seller agree to give good-faith consideration to any reasonable request made by the other to address matters relating to the GCIU Fund by proceeding other than as set forth in the foregoing sentence.

         6.10 Interdivisional Agreements. Except as set forth in Schedule 6.10 hereto, prior to Closing, the Seller shall terminate, without any continuing Liability to the Business resulting therefrom, all agreements between any division of the Seller not related to the Business, on the one hand, and the division of the Seller responsible for operating the Business, on the other hand.

         6.11 Retention of and Access to Records. From and after the Closing, the Purchaser shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by the Seller to the Purchaser pursuant to this Agreement. As soon as practicable following the Closing, the Purchaser shall deliver to Seller or, if so requested, to the shareholders of the Seller (through the representative designated pursuant to Section 10.7 hereof) such financial information relating to the Business as has been customarily provided to Seller by The Pantagraph in sufficient detail to enable the Seller or such shareholders to prepare the Seller's financial statements, the Statement of Working Capital and all Tax Returns of the Seller and such shareholders relating to periods ending on or prior to the Closing Date. In addition to the foregoing, from and after the Closing, the Purchaser shall afford to the Seller, and its counsel, accountants and other authorized agents and representatives, and to any shareholders of the Seller and their respective counsel, accountants and other authorized agents and representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax Returns and other Tax matters), reasonable access to the employees, books, records and other data relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

         6.12 Tax Matters.

             (a) The Purchaser shall have the right, at its expense, to control any audit or examination by any Governmental Authority ("Tax Audit"), initiate any claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency or other adjustment or proposed adjustment relating to any Liability for Taxes that is an Assumed Liability; provided, however, that the Purchaser shall not (i) consent, without the prior written approval of the Seller, which approval shall not be unreasonably withheld or delayed, to any change in the treatment of an item, or (ii) initiate any claim for a refund, in either case which could in any respect adversely affect the Seller's Liability for Taxes which are not an Assumed Liability.

             (b) The Seller and the Purchaser shall each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, any Tax Audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Taxes, and each shall provide the other with any records or information that may be relevant to such Tax Return, Tax Audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

         6.13 Insurance Matters.

             (a) The Purchaser anticipates obtaining prior to Closing (i) a "tail" policy to the EPLI portion of the Seller's directors' and officers' liability insurance policy (as referenced on Schedule 4.19 hereto) if necessary to continue in effect for the benefit of the Purchaser the coverage under such EPLI portion of such insurance, and (ii) modifications or "nose" policies to the Purchaser's existing liability insurance policies (other than libel (if necessary) and workers' compensation insurance policies), each with respect to claims relating to matters occurring prior to the Closing that have not been reported as of the Closing Date. The Seller shall use its reasonable efforts to assist the Purchaser in obtaining such modifications or policies, and the Purchaser agrees to reimburse the Seller for any premiums required to be paid by the Seller in connection therewith.

             (b) The Seller and the Purchaser shall execute and deliver to each other such further instruments and certificates and other documents as each other may reasonably request in order to more effectively obtain the insurance modifications or policies referenced in Section 6.13(a) hereof (including libel and workers' compensation insurance modifications or policies).

                                  ARTICLE VII.
                               CLOSING CONDITIONS

         7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

             (a) All representations and warranties of the Seller contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing, and all representations and warranties of the Seller that are so qualified as to materiality shall be true and correct in all respects at and as of the Closing, in each case with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only, provided that any representation or warranty that is expressly made as of a specified date that is qualified as to materiality shall be true and correct in all respects as of such specified date only).

             (b) The Seller shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

             (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

             (e) The Seller shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by the Seller at or prior to the Closing pursuant to Section 3.2 hereof.

         7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Seller in writing:

             (a) All representations and warranties of the Purchaser contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the Closing, and all representations and warranties of the Purchaser that are so qualified as to materiality shall be true and correct in all respects at and as of the Closing, in each case with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only, provided that any representation or warranty that is expressly made as of a specified date that is qualified as to materiality shall be true and correct in all respects as of such specified date only)).

             (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

             (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

             (e) The Purchaser shall have delivered to the Seller the Cash Payment and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 3.3 hereof.

                                 ARTICLE VIII.
                                   TERMINATION

         8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

             (a) by either the Seller or the Purchaser at any time prior to the Closing with the mutual written consent of the other party hereto;

             (b) unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination, by either the Seller or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (California time) on the date which is 120 calendar days following the date of this Agreement (the "Termination Date"); provided, however, that the Seller in its sole discretion may elect to extend the Termination Date until 5:00 p.m. (California time) on a date which is not later than 180 calendar days following the date of this Agreement by written notice to the Purchaser at least ten (10) calendar days prior to the initial Termination Date; or

             (c) by either the Seller or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(c) unless the party seeking to so terminate this Agreement has used all commercially reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement.

         8.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1 hereof, this Agreement shall become null and void and neither party hereto shall have any further liability hereunder except that (i) the provisions of Section 6.7 and Section 6.8 and Article VIII generally shall remain in full force and effect, and (ii) each party hereto shall remain liable to each other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

                                  ARTICLE IX.
                          SURVIVAL AND INDEMNIFICATION

         9.1 Survival. None of the representations and warranties of the Seller and the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by the Seller or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing. None of the covenants and agreements of the Seller and the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by the Seller or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing, except to the extent such covenants and agreements by their terms contemplate performance after the Closing. No claim shall be made or action brought by any party hereto after the Closing (i) for the breach of, or inaccuracy in, any representation or warranties contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, or (ii) for the breach of any covenant or agreement contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except with respect to those covenants and agreements that by their terms contemplate performance after the Closing, including, but not limited to, the covenants and agreements set forth in Sections 2.3(b), 2.3(c), 2.4, 2.5, 4.19(c), 6.3, 6.4(a), 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, and 6.13 hereof, Article
VIII and Article X hereof, and in this Article IX.

         9.2 Indemnification By Purchaser. From and after the date hereof, the Purchaser shall indemnify, defend and hold harmless the Seller, and its respective shareholders, officers, directors, employees, affiliates, agents and representatives, from and against all judgments, settlements, demands, claims, actions or causes of action, deficiencies, assessments, Liabilities, losses, damages (whether direct or indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions or causes of action, suits, proceedings, deficiencies, assessments, judgments or appeals, and in seeking indemnification therefor pursuant to this
Section 9.2) (collectively, "Losses") arising out of, resulting from, related to or associated with any and all of the Assumed Liabilities. The Purchaser agrees, with respect to claims referenced in Section 2.2(c)(vii) hereof, (x) to pursue the defense and administration of such claims on behalf of the Seller against the insurer, and (y) to defend the Seller with respect to any Action arising from such claims. The Purchaser further agrees to indemnify, defend and hold harmless the Seller, and its respective shareholders, officers, directors, employees, affiliates, agents and representatives from all Losses arising from such claims to the extent the Seller does not receive insurance proceeds in respect of any such Losses.

         9.3 Indemnification By Seller. From and after the date hereof, the Seller shall indemnify, defend and hold harmless the Purchaser, and its respective shareholders, officers, directors, employees, affiliates, agents and representatives, from and against all judgments, settlements, demands, claims, actions or causes of action, deficiencies, assessments, Liabilities, losses, damages (whether direct or indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions or causes of action, suits, proceedings, deficiencies, assessments, judgments or appeals, and in seeking indemnification therefor pursuant to this
Section 9.3) arising out of, resulting from, related to or associated with any and all of the Excluded Liabilities.

         9.4 Notice and Defense of Claims. Each party entitled to indemnification under this Article IX (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claims as to which indemnity is sought, and shall permit the Indemnifying Party to assume the defense of any such claim or litigation resulting therefrom and to consent to the entry of any judgment or the entry into of any settlement with respect thereto, provided that the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the Indemnifying Party has been adversely affected by such failure. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and shall otherwise cooperate with the Indemnifying Party to such extent as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.1 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.1):

         if to the Purchaser, to:                with a copy to:
         ------------------------                ---------------
         Mr. Ronald H. Ridgway
         Senior Vice President-Finance           Richard A. Palmer, Esq.
         Pulitzer Inc.                           Fulbright & Jaworski, L.L.P.
         900 North Tucker Boulevard              666 Fifth Avenue
         St. Louis, MO 63101                     New York, NY 10103

         if to the Seller, to:                   with copies to:
         ---------------------                   ---------------

         The Chronicle Publishing Company
         901 Mission Street                      Latham & Watkins
         San Francisco, California  94103        135 Commonwealth Drive
         Attention:  W. Ronald Ingram            Menlo Park, California  94025
                                                 Attention:   Peter F. Kerman
                                                              Kimberly Wilkinson

                                                 and, with regard to matters
                                                 ---------------------------
                                                 relating to Taxes, to:
                                                 ----------------------

                                                 Skadden, Arps, Slate, Meagher &
                                                 Flom LLP
                                                 919 Third Avenue
                                                 New York, New York  10022
                                                 Attention: Matthew A. Rosen

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

         10.2 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         10.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Purchaser without the prior written consent of the other party and any purported assignment or delegation in violation hereof shall be null and void; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of the Purchaser, as long as the Purchaser continues to remain fully liable for all of its obligations hereunder. Notwithstanding the foregoing, the Seller shall be entitled after the Closing Date to assign its obligations under this Agreement to another entity which succeeds to all or substantially all of the Seller's assets and properties for the purpose of handling any dissolution or liquidation of the Seller.

         10.4 Amendments and Waiver. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.4.

         10.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Seller Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         10.6 Representations and Warranties Complete. The representations, warranties, covenants and agreements set forth in this Agreement and the Confidentiality Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.

         10.7 Third Party Beneficiaries. Except as set forth below in this
Section 10.7, this Agreement is made for sole for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person (including any Business Employee) any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the shareholders of the Seller are the only third party beneficiaries of the benefits under this Agreement that inure to the Seller following the Closing, and, as a result, a representative of the shareholders to be designated from time to time by the Seller or the previously designated shareholder representative in writing shall be entitled to enforce any of the shareholders' third party beneficiary rights following the Closing for so long as any such rights remain in effect pursuant to the terms of this Agreement.

         10.8 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

         10.9 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

         10.10 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

         10.11 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any State in which the Purchased Assets are located or in which operations relating to the Business are conducted.

         10.12 Headings; Interpretation; Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not



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constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         10.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

         10.14 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]


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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.



                                  THE CHRONICLE PUBLISHING COMPANY


                                  By: /s/ W. Ronald Ingram
                                     -------------------------------
                                     Name: W. Ronald Ingram
                                     Title: Secretary

                                  PULITZER INC.


                                  By: /s/ Ronald H. Ridgway
                                     -------------------------------
                                     Name: Ronald H. Ridgway
                                     Title: Senior Vice President - Finance



                                       44